Exhibit 10.17(d)

FOURTH AMENDMENT OF LEASE

THIS FOURTH AMENDMENT OF LEASE (this “Amendment”) is entered into on the 19th day of Aug, 2005, by and between CARR TEXAS OP, LP (“Landlord”), successor-in-interest to Carramerica Realty, L.P. (“Original Landlord”) and CENDANT OPERATIONS, INC. (“Tenant”), successor-in-interest to HFS Incorporated (“Original Tenant”).

W I T N E S S E T H:

WHEREAS, Original Landlord and Original Tenant entered into that certain Lease (the “Lease Agreement”), dated November 19, 1997, covering approximately 68,331 square feet of rentable area in that certain building (the “Building”) commonly known as Royal Ridge Office Center Building 2 in Las Colinas Texas;

WHEREAS, Original Landlord and Tenant entered into that certain First Amendment to Lease dated January 27, 1999, wherein the Premises were reduced to approximately _9,779 square feet of rentable area;

WHEREAS, the Premises were subsequently expanded and remeasured so that the Premises then contained 43,745 rentable square feet of area;

WHEREAS, Landlord and Tenant entered into that certain Second Amendment of Lease (the “Second Amendment”) dated April 28, 2003;

WHEREAS, Landlord and Tenant entered into that certain Third Amendment of Lease dated as of January 1, 2004, wherein the Premises were expanded to approximately 47,735 square feet of rentable area (the “Current Premises”) (the Lease Agreement, as so amended, being hereinafter referred to as the “Lease”); and

WHEREAS, Landlord and Tenant desire (i) to expand the Premises to include an additional 14,532 square feet of rentable area (the “Expansion Space”) on the second (2nd) floor of the Building, as outlined and hatched on the floor plan attached hereto as Appendix A and incorporated herein for all purposes, (ii) extend the Term of the Lease, and (iii) to further modify the terms of the Lease as provided herein.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by each party hereto to the other, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

1. Premises. Effective as of the earlier date (the “Expansion Commencement Date”) to occur of (i) forty-five (45) days following the date (estimated to be October 3, 2005)

Landlord commences construction of the Work (as defined in Paragraph 6 below), estimated to be November 16, 2005, or (ii) the date upon which Tenant occupies the Expansion Space for the purpose of doing business, the Premises shall be expanded to include the Expansion Space so that the Premises shall consist of approximately 62,267 square feet of rentable area, as outlined and hatched on Appendix A attached hereto.

2. Lease Term. The Term of the Lease is hereby extended so that the Term of the Lease shall expire on the date (the “Expiration Date”) which is seven (7) years following the Expansion Commencement Date, plus any partial calendar month following the Expansion Commencement Date, unless sooner terminated as provided in the Lease.

3. Base Rent. The Lease is hereby amended to reflect that Tenant’s Base Rent commencing on the earlier date to occur of (i) the date Tenant occupies the Expansion Space for the purpose of doing business, or (ii) the fifth (5th) day following the expiration of the Construction Period, shall be as follows:

Renewal Lease Year	Annual Base Rent Rate Per Rentable Square Foot	Monthly Base Rent
1	$15.25	$79,130.98
2-3	$16.25	$84,319.90
4-5	$17.75	$92.103.27
6-7	$18.50	$95,994.96

The Base Rent shall be due and payable in equal monthly installments, each such monthly installment due and payable on the first (1st) day of each calendar month, in advance, without demand and without setoff or deduction whatsoever. As used herein the term “Renewal Lease Year” shall mean twelve (12) consecutive calendar months, the first Renewal Lease Year to commence on (i) the Expansion Commencement Date, if such date is the first day of any month, or (ii) the first day of the month following the month during which the Expansion Commencement Date occurs, if the Expansion Commencement Date is not the first day of any month; the portion of the Term following the Expansion Commencement Date and prior to the first Renewal Lease Year shall be treated for all purposes hereunder as part of the first Renewal Lease Year.

4. Tenant’s Proportionate Share. As of the Expansion Commencement Date Tenant’s Proportionate Share shall be 61.09%.

5. Base Year. The Lease is hereby amended to reflect that effective as of the Expansion Commencement Date, the Base Year shall be the calendar year 2005.

6. Improvements.

A. Landlord shall cause to be performed the improvements (the “Work”) in the Current Premises and the Expansion Space in accordance with plans and specifications approved by Tenant and Landlord (“Tenant’s Plans”), which approvals shall not be unreasonably withheld. Landlord, with consultation of Tenant, shall select a contractor to perform the construction of the Work. Such contractor shall be selected by a competitive bid process between three contractor; selected by Landlord, with consultation of Tenant.

B. The Work in the Current Premises and the Expansion Space shall be performed pursuant to Tenant’s Plans and at the Tenant’s cost, subject to the Construction Allowance (hereinafter defined). The Construction Allowance shall be equal to the sum of $477,350.00 (being $10.00 per rentable square foot in the Current Premises) plus $217,980.00 (being $15.00 per rentable square foot in the Expansion Space). The Construction Allowance shall be applied toward the costs incurred for the Work, such costs to include, without limitation, construction costs, architectural and engineering costs, telephone and data cabling costs (“Cabling Costs”), the actual out-of-pocket costs incurred by Tenant to move into the Expansion Space and to install modular furniture and equipment (collectively, “Moving Costs”), construction management fees, and costs to cause the Premises to comply with all applicable Governmental Requirements, including the Americans with Disabilities Act of 1990 and the Texas Accessibility Standards. Landlord has no obligation to pay for costs of the Work in excess of the Construction Allowance. If the costs incurred for the Work exceeds the Construction Allowance, Landlord shall obtain Tenant’s prior written approval of the excess cost (the “Approved Excess Cost”). Tenant shall pay the Approved Excess Cost to Landlord within thirty (30) days following receipt of an invoice for the Approved Excess Cost. The costs incurred by Tenant for Cabling Costs and Moving Costs shall be reimbursed to Tenant out of the Construction Allowance within thirty (30) days following Landlord’s receipt of paid invoices therefor. The Work shall be substantially completed when the Work (a) is substantially completed, as evidenced by the issuance in good faith of a certificate of substantial completion by Landlord’s and Tenant’s architects, and (b) has been inspected and approved by all of the appropriate governmental authorities having jurisdiction (i.e., green tagged) so that a certificate of occupancy may be issued. Up to an amount equal to $ 311,335.00 (the “Rent Credit”), being $5.00 per rentable square foot in the Current Premises and the Expansion Space, of any unused portion of the Construction Allowance shall be paid to Tenant in two (2) equal monthly installments after the completion of the Work. Any portion of the Construction Allowance which remains unspent as of the Expansion Commencement Date (after the payment of the Rent Credit) shall be retained by Landlord without credit or payment to Tenant. Landlord, or an agent of Landlord, shall provide project management services in connection with the construction of the Work. Such project management services shall be performed for a fee of two and one half percent (2-1/2%) of all costs related to the preparation of Tenant’s Plans and the construction of the Work, which Landlord shall deduct from the Construction Allowance. Tenant may appoint a construction manager to monitor the costs related to the preparation of Tenant’s Plans and the construction of the Work.

7. Extension Option. Paragraph 8 of the Second Amendment is hereby deleted in its entirety and replaced by the following provision:

Subject to Subsection B below, Tenant may at its option extend the Term of the Lease for one (1) period of five (5) years (the “Renewal Term”). The Renewal Term shall be upon the same terms contained in the Lease excluding any provision of the Lease granting a leasehold improvement or refurbishment allowance and except for the payment of Base Rent during the Renewal Term and the expense stop; and any reference in the Lease to the “Term” of the Lease shall be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options.

A. The Base Rent during the Renewal Term shall be 95% of the Market Rate (defined hereinafter) for such space for a term commencing on the first day of the Renewal Term. “Market Rate” shall mean, the then prevailing market rate calculated as of the date. Tenant delivers its renewal notice for a comparable term for tenants of comparable size and creditworthiness for comparable space in the Building and other first class office buildings in the vicinity of the Building taking into consideration the Market Inducements provided to Tenant. Landlord shall provide to Tenant with respect to the Renewal Term all market inducements then being offered to tenants of comparable space in the Building and comparable buildings in the vicinity of the Building, as of the commencement of the Renewal Term, taking into consideration the length of the Renewal Term, including, without limitation, free rent, tenant improvements, expense stops, base year, moving allowances, brokerage commissions and tenant improvement allowances. Notwithstanding anything herein to the contrary, the tenant improvement allowance to which Tenant shall be entitled for the Renewal Term shall be an amount equal to the product of $5.00 multiplied by the number of rentable square feet then contained in the Premises. The Base Year for the Renewal Term shall be the calendar year in which the Renewal Term commences.

B. To exercise the option, Tenant must deliver a binding notice to Landlord not less than six (6) months prior to the Expiration Date (as defined in Paragraph 2 of this Amendment). Thereafter, the Market Rate for the Renewal Term shall be calculated pursuant to Subsection C below and Landlord shall inform Tenant of the Market Rate. Such calculations shall be final and shall not be recalculated at the actual commencement of the Renewal Term. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its option to extend.

C. Market Rate shall be determined as follows:

(i) If Tenant provides Landlord with its binding notice of exercise pursuant to Subsection B above, then Landlord shall calculate and inform Tenant of the Market Rate. If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) days after Tenant’s receipt of Landlord’s calculation, and Landlord and Tenant shall commence negotiations to agree upon the Market Rate. If Tenant fails to timely reject Landlord’s calculation of the Market Rate it will be deemed to have accepted such calculation. If Landlord and Tenant are unable to reach agreement within twenty-one (21)

days after Landlord’s receipt of Tenant’s notice of rejection, then the Market Rate shall be determined in accordance with (ii) below.

(ii) If Landlord and Tenant are unable to reach agreement on the Market Rate within said twenty-one (21) day period, then within seven (7) days, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with (iii) below,

(iii) Within seven (7) business days after the exchange of estimates, the parties shall select as an arbitrator an independent MAI appraiser with at least five (5) years of experience in appraising office space in the metropolitan area in which the Project is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) business days, each shall select a Qualified Appraiser and within ten (10) business days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified. Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) business day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(iv) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may regain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

D. Tenant’s option to extend the Lease is subject to the conditions that: (i) on the date that tenant delivers its binding notice exercising an option to extend, Tenant is not in material default under this Lease after the expiration of any applicable notice and cure periods, and (ii) Tenant shall not have assigned the Lease, or sublet any portion of the Premises under a sublease which is effective at any time during the final twelve (12) months prior to the Expiration Date (as defined in Paragraph 2 of this Amendment).

8. Parking. Tenant shall be entitled to six (6) unreserved parking spaces for each 1,000 rentable square feet in the Premises, free of charge through the Expiration Date (as defined in Paragraph 2 above).

9. Tenant Estoppel. Tenant hereby confirms and ratifies the Lease, as amended hereby, acknowledges that Landlord is not in default under the Lease as of the date this Amendment is executed by Tenant and accepts the Premises and the Expansion Space “AS IS”, without benefit of further improvements, except as expressly provided in this Amendment, and without warranty of suitability or fitness for a particular purpose.

10. Commissions. Tenant represents that it has dealt with no broker, agent or other person in connection with this Amendment other than Swearingen Realty Group, LLC, Daniel T. Paterson, broker (“Broker”) and that no broker, agent or other person brought about this Amendment (other than Broker) and Tenant shall indemnify and hold Landlord harmless from and against any and all claims, losses, costs or expenses (including attorneys’ fees and expenses) by any broker, agent or other person (except those of Broker) claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this transaction contemplated by this Amendment. The provisions of this paragraph shall survive the expiration of the Lease Term or any renewal or extension thereof.

11. Condition Precedent. Notwithstanding anything herein to the contrary, this Amendment is subject to and conditioned upon Landlord entering into a written agreement with the current tenant of the Expansion Space terminating such tenant’s leasehold interest in the Expansion Space. Landlord shall not be liable for the failure to commence construction of the Work or deliver the Expansion Space to Tenant by the estimated dates set forth in Paragraph 1 of this Amendment by reason of the continued occupancy of the Expansion Space by the current tenant thereof.

12. Miscellaneous.

(a) Paragraph 9 (Termination Right) of the Second Amendment is hereby deleted in its entirety.

(b) Any capitalized term or phrase used in this Amendment shall have the same meaning as the meaning ascribed to such term or phrase in the Lease unless expressly otherwise defined in this Amendment.

(c) In the event that the terms of the Lease conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.

(d) Except as amended by this Amendment, the terms of the Lease remain in full force and effect.

(e) Submission of this Amendment for examination does not constitute an offer, right of first refusal, reservation of, or option for, the Expansion Space or any other premises in the Building. This Amendment shall become effective only upon execution and delivery by both Landlord and Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed on the date set forth above.

LANDLORD:

CARR TEXAS OP, L.P., a Delaware limited partnership

By:	Carr Texas OP GP, LLC, a Delaware limited liability company, its general partner

	By:	Carr Office Park, LLC, a Delaware limited liability company, its sole member

		By:	CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership, its managing member

			By:	CarrAmerica Realty Corporation, a Maryland corporation, its general partner

				By:	/s/ Illegible
				Name:	Illegible
				Title:	VP

TENANT:

CENDANT OPERATIONS, INC., a Delaware corporation

By:	/s/ Frank Galus
Frank Galus
Group Vice President